UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2012

ALPHA NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429,

Bristol, VA 24209

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On September 27, 2012, Alpha Natural Resources, Inc. (“Alpha”) reaffirmed its 2012 guidance, originally published in its August 8, 2012 earnings release, furnished on a Current Report on Form 8-K dated August 8, 2012.

Item 8.01 Other Events

On September 27, 2012, Alpha issued a press release announcing that it intends to offer approximately $500 million aggregate principal amount of its senior notes. The notes will be guaranteed on a senior unsecured basis by certain of Alpha’s subsidiaries. A copy of Alpha’s press release is filed as Exhibit 99.1 hereto.

On September 27, 2012, Alpha announced that it and Alpha Appalachia Holdings, Inc. (formerly Massey Energy Company) (the “Issuer”) are commencing a cash tender offer for up to $350 million aggregate principal amount of the Issuer’s outstanding 3.250% Convertible Senior Notes due 2015. The tender offer will expire at 11:59 p.m., New York City time, on October 25, 2012, unless extended or terminated earlier. The terms and conditions of the tender offer are described in the Offer to Purchase dated September 27, 2012 and the related Consent and Letter of Transmittal. A copy of Alpha’s press release is filed as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

12.1	Computation of Pro Forma Ratio of Earnings to Fixed Charges

99.1	Press Release dated September 27, 2012

99.2	Press Release dated September 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

September 27, 2012	By:	/s/ William L. Phillips III

Name: William L. Phillips III
Title: Assistant Secretary

Exhibit Index

Exhibit No.	Description

12.1	Computation of Pro Forma Ratio of Earnings to Fixed Charges

99.1	Press Release dated September 27, 2012

99.2	Press Release dated September 27, 2012

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